Exhibit 3.6

ARTICLES OF ASSOCIATION of:

Sensata Technologies Holding Company Mexico B.V.

having its registered offices at Almelo.

The articles of association were amended lately by notarial deed, executed before R. van Bork, civil law notary in Amsterdam, the Netherlands, on 4 July 2006, for which the ministerial declaration of no objections was granted on 28 June 2006 under number B.V. 1361030.

The company is registered with the Trade Register of the Chamber of Commerce and Industries for De Veluwe and Twente, under registration number 34243025.

ARTICLES OF ASSOCIATION:

CHAPTER I.

Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.	“DRH-rights”:

the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

f.	the “Management Board”:

the management board of the Company;

g.	a “Subsidiary”:

a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

h.	“in writing”:

by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

i.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

j.	a “Company Body”:

the Management Board or the Shareholders’ Body.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

CHAPTER II. NAME, REGISTERED OFFICES AND OBJECTS.

Article 2. Name and Registered Offices.

2.1	The Company’s name is:

Sensata Technologies Holding Company Mexico B.V.

2.2	The registered offices of the Company are in Almelo, the Netherlands.

Article 3. Objects.

The objects of the Company are:

a.	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

b.	to finance businesses and companies;

c.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d.	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e.	to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

f.	to acquire, alienate, manage and exploit registered property and items of property in general;

g.	to trade in currencies, securities and items of property in general;

h	to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

i. to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III. AUTHORIZED CAPITAL;

REGISTER OF SHAREHOLDERS.

Article 4. Authorized Capital.

4.1	The authorized capital of the Company equals ninety thousand Euro (EUR 90,000).

4.2	The authorized capital of the Company is divided into nine hundred (900) Shares with a nominal value of one hundred Euro (EUR 100) each.

4.3	All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders and Register of Depositary Receipt Holders.

5.1	Each Shareholder, each pledgee of Shares, each usufructuary of Shares and each holder of depositary receipts issued for Shares with the cooperation of the Company is required to state his address to the Company in writing.

5.2	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded, showing the date on which they acquired the Shares, the date of acknowledgement by or serving upon the Company and the nominal value paid in on each Share stating that the full nominal amount has been paid in.

5.3	The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which they acquired the right and the date of acknowledgement by or serving upon the Company and furthermore showing whether the voting rights or the DRH-rights accrue to them.

5.4	On application by a Shareholder or a pledgee or usufructuary of Shares, the Management Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant’s right in respect of a Share. If a right of pledge or a usufruct is created in a Share, the extract shall state to whom the voting rights accrue and to whom the DRH-rights accrue.

5.5	If depositary receipts for Shares are issued with the cooperation of the Company, the Management Board shall also keep a register of depositary receipt holders in which the names and addresses of all holders of depositary receipts for Shares are recorded. The register of depositary receipt holders may be part of the register of Shareholders.

5.6	The register of Shareholders and the register of depositary receipt holders shall be kept accurate and up-to-date. All entries and notes in the registers shall be signed by one or more persons authorized to represent the Company.

5.7	The Management Board shall make both registers available at the Company’s office for inspection by the Shareholders, the pledgees and usufructuaries of Shares to whom the DRH-rights accrue and the holders of depositary receipts issued for Shares with the cooperation of the Company.

CHAPTER IV. ISSUANCE OF SHARES.

Article 6. Resolution to Issue and Notarial Deed.

6.1	Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	The provisions of Articles 6.1 and 6.2 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.4	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

Article 7. Rights of Pre-emption.

7.1	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the provisions of Articles 7.2, 7.3 and 7.4. Shareholders shall have a similar right of pre-emption if rights are granted to subscribe for Shares.

7.2	Shareholders shall have no right of pre-emption on Shares which are issued to employees of the Company or of a group company as defined in Section 2:24b of the Dutch Civil Code.

7.3	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

7.4	Shareholders shall have no right of pre-emption in respect of Shares which are issued to a person exercising a right to subscribe for Shares previously granted.

Article 8. Payment on Shares.

8.1	The full nominal value of each Share must be paid upon issuance.

8.2	Payment on a Share must be made in cash insofar as no non-cash contribution has been agreed on. Payment in foreign currency may only be made with the approval of the Company and with due observance of the provisions of Section 2:203a of the Dutch Civil Code.

8.3	Non-cash contributions on Shares are subject to the provisions of Section 2:204b of the Dutch Civil Code.

CHAPTER V. OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.

Article 9. Own Shares.

9.1	When issuing Shares, the Company may not subscribe for its own Shares.

9.2	The Company may acquire fully paid in Shares or depositary receipts thereof, provided either no valuable consideration is given, or:

a.	the Distributable Equity is at least equal to the purchase price; and

b.	the aggregate nominal value of the Shares or depositary receipts thereof to be acquired, and of the Shares or depositary receipts thereof already held by the Company and its Subsidiaries, does not exceed half of the Company’s issued capital; and

c.	the acquisition has been authorized by the Shareholders’ Body or by another Company Body which is designated for this purpose by the Shareholders’ Body.

9.3	For the validity of the acquisition, the amount of equity appearing from the last adopted balance sheet, reduced by the acquisition price for Shares or depositary receipts thereof and further reduced by distributions of profits or at the expense of reserves to others, which have become due from the Company and its Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with Article 9.2 shall not be permitted, if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

9.4	The foregoing provisions of this Article 9 shall not apply to Shares which the Company acquires by universal succession of title.

9.5	The acquisition of Shares or depositary receipts thereof by a Subsidiary shall be subject to the provisions of Section 2:207d of the Dutch Civil Code.

9.6	Shares or depositary receipts thereof held by the Company may be transferred pursuant to a resolution of the Shareholders’ Body. A resolution to transfer such Shares or depositary receipts thereof shall stipulate the conditions of transfer. The transfer of Shares held by the Company shall furthermore be subject to the provisions of the blocking clause contained in these Articles of Association.

Article 10. Financial Assistance.

10.1	The Company may not give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depositary receipts thereof by others. This prohibition also applies to Subsidiaries.

10.2	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

10.3	The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 10.2.

Article 11. Reduction of the Issued Capital.

11.1	The Shareholders’ Body may resolve to reduce the Company’s issued capital.

11.2	A reduction of the Company’s issued capital may be effected:

a.	by cancellation of Shares held by the Company or for which the Company holds the depositary receipts; or

b.	by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association.

11.3	A reduction of the nominal value of Shares, with or without repayment, must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders involved.

11.4	The notice of a General Meeting of Shareholders at which a resolution to reduce the Company’s issued capital shall be proposed, shall state the purpose of the capital reduction and the manner in which it is to be achieved. The provisions in these Articles of Association relevant to a proposal to amend the Articles of Association shall apply by analogy.

11.5	A reduction of the Company’s issued capital shall furthermore be subject to the provisions of Sections 2:208 and 2:209 of the Dutch Civil Code.

CHAPTER VI. TRANSFER OF SHARES; BLOCKING CLAUSE.

Article 12. Transfer of Shares; Notarial Deed.

12.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

12.2	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 13. Blocking Clause (offer to co-Shareholders).

13.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 13, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

13.2	A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Offeror”) shall first offer to sell such Shares to his co-Shareholders. Such offer shall be made by the Offeror by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer. Within two weeks of receipt of this notification, the Management Board shall give notice of the offer to the co-Shareholders. Co-Shareholders interested in purchasing one or more of the Shares on offer (hereinafter: “Interested Parties”) must notify the Management Board within one month after said notices from the Management Board have been sent; notifications from co-Shareholders received later shall not be taken into account. If the Company itself is a co-Shareholder, it shall only be entitled to act as an Interested Party with the consent of the Offeror.

13.3	The price at which the Shares on offer can be purchased by the Interested Parties shall be mutually agreed between the Offeror and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

13.4	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares on offer they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

13.5	If the Interested Parties wish to purchase more Shares in the aggregate than have been offered, the Shares on offer shall be distributed among them. The Interested Parties shall determine the distribution by mutual agreement. If they do not reach agreement on the distribution within two weeks from the notice to the Management Board referred to in Article 13.4, the Shares on offer shall be distributed among them by the Management Board, as far as possible in proportion to the shareholding of each Interested Party at the time of the distribution. However, the number of Shares on offer allocated to an Interested Party cannot exceed the number of Shares he wishes to purchase.

13.6	The Offeror may withdraw his offer up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares on offer and at what price.

13.7	If it is established that none of the co-Shareholders is an Interested Party or that not all Shares put on offer shall be purchased for payment in cash, the Offeror may freely transfer the total number of the Shares on offer, and not part thereof, up to three months thereafter.

13.8	All notifications and notices referred to in this Article 13 shall be made by certified mail or against acknowledgement of receipt. Each time the Management Board receives such notification or notice, it shall immediately send a copy thereof to the Offeror and all Interested Parties (with the exception of the sender), unless indicated otherwise hereinabove.

13.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.	the Offeror if he withdraws his offer;

b.	the Offeror and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company if the offer has not been accepted in full or only in part.

13.10	The preceding provisions of this Article 13 shall apply by analogy to any right to subscribe for Shares and any right accruing from a Share, except any right to a payable distribution in cash.

CHAPTER VII. PLEDGING OF SHARES AND USUFRUCT IN SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 14. Pledging of Shares and Usufruct in Shares.

14.1	The provisions of Article 12 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

14.2	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

14.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.

Article 15. Depositary Receipts for Shares.

The Company may cooperate in the issuance of registered depositary receipts for Shares, but pursuant to a resolution to that effect of the Shareholders’ Body only. Each holder of such depositary receipts shall have the DRH-rights.

CHAPTER VIII. THE MANAGEMENT BOARD.

Article 16. Management Board Members.

16.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

16.2	Management Board members are appointed by the Shareholders’ Body.

16.3	A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

16.4	Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.5	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

Article 17. Duties, Decision-making Process and Allocation of Duties.

17.1	The Management Board shall be entrusted with the management of the Company.

17.2	When making Management Board resolutions, each Management Board member may cast one vote.

17.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

17.4	Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

17.5	Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

17.6	The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 18. Representation; Conflicts of Interest.

18.1	The Company shall be represented by the Management Board. Each Management Board member shall also be authorized to represent the Company.

18.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

18.3	In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 18.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

18.4	Without regard to whether a conflict of interest exists or not, all legal acts of the Company vis-à-vis a holder of all of the Shares, or vis-à-vis a participant in a community property, of married or registered non-married partners, of which all of the Shares form a part, whereby the Company is represented by such Shareholder or one of the participants, shall be put in writing. For the application of the foregoing sentence, Shares held by the Company or its Subsidiaries shall not be taken into account.

18.5	The provisions of Article 18.4 do not apply to legal acts which, under their agreed terms, form part of the normal course of business of the Company.

Article 19. Approval of Management Board Resolutions.

19.1	The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

19.2	The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 19 shall not affect the authority of the Management Board or its members to represent the Company.

Article 20. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (ontstentenis) or a Management Board member is unable to perform his duties (belet), the remaining Management Board members or member shall be temporarily entrusted with the management of the Company. If all seats in the Management Board are vacant or all Management Board members or the sole Management Board member, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the Shareholders’ Body.

CHAPTER IX. FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 21. Financial Year and Annual Accounts.

21.1	The Company’s financial year shall be the calendar year.

21.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office.

21.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

21.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

21.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

21.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

21.7	The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the law are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given. Shareholders and persons with DRH-rights may inspect the documents at that place and obtain a copy free of charge.

21.8	The annual accounts, the annual report, the information to be added by virtue of the law and the audit by an accountant, as well as deposition of documents at the Commercial Register, shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 22. Adoption of the Annual Accounts and Discharge.

22.1	The Shareholders’ Body shall adopt the annual accounts.

22.2	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 23. Profits and Distributions.

23.1	The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

23.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

23.3	The Shareholders’ Body may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

23.4	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

23.5	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

23.6	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five years have elapsed.

23.7	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

CHAPTER X. THE SHAREHOLDERS’ BODY.

Article 24. Annual General Meeting of Shareholders.

24.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

24.2	The agenda of this annual General Meeting of Shareholders shall contain, inter alia, the following subjects for discussion:

a.	discussion of the annual report (unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company);

b.	discussion and adoption of the annual accounts;

c.	the granting of discharge to Management Board members;

d.	allocation of profits;

e.	other subjects announced with due observance of Article 26.

The agenda does not need to contain the subjects as referred to under a, b, c and d, if it contains a proposal to extend the period to prepare the annual accounts and (if applicable) to prepare the report, or, if a resolution to that extent already has been taken.

Article 25. Other General Meetings of Shareholders.

25.1	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

25.2	Shareholders and/or persons with DRH-rights representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 26. Notice, Agenda and Venue of Meetings.

26.1	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Shareholders may be given by Shareholders representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 25.2.

26.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

26.3	The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 26.2.

26.4	A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders and/or persons with DRH-rights who individually or jointly represent at least one percent of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

26.5	The notice of the meeting shall be sent to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders and the register of depositary receipt holders.

26.6	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its registered offices. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.

Article 27. Admittance and Rights at Meetings.

27.1	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.

27.2	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

27.3	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

27.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 28. Chairperson and Secretary of the Meeting.

28.1	The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

28.2	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 29. Minutes; Recording of Shareholders’ Resolutions.

29.1	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

29.2	The chairperson of the meeting or those who convened the meeting may determine that a notarial report must be prepared of the proceedings at the meeting. The notarial report shall be co-signed by the chairperson of the meeting.

29.3	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records at not more than the actual cost.

Article 30. Adoption of Resolutions in a Meeting.

30.1	Each Share confers the right to cast one vote.

30.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

30.3	If there is a tie in voting, the proposal shall be deemed to have been rejected, without prejudice to the provisions of Article 31.3.

30.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.

30.5	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a Subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

30.6	When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented, no account shall be taken of Shares for which, pursuant to the law or these Articles of Association, no vote can be cast.

Article 31. Voting.

31.1	All voting shall take place orally. The chairperson is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. For the purposes of this paragraph “in writing” shall mean: by means of secret, unsigned ballot papers.

31.2	Blank and invalid votes shall not be counted as votes.

31.3	If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person have received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

31.4	Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

31.5	The chairperson’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

Article 32. Adoption of Resolutions without holding Meetings.

32.1	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 27.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

32.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 29.3.

CHAPTER XI. AMENDMENT OF THE ARTICLES OF ASSOCIATION; CHANGE OF CORPORATE FORM; STATUTORY MERGER AND STATUTORY DEMERGER; DISSOLUTION AND LIQUIDATION.

Article 33. Amendment of the Articles of Association; Change of Corporate Form.

33.1	The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting. From the day of deposit until the day of the meeting, a Shareholder or a person with DRH-rights shall, on application, be provided with a copy of the proposal free of charge. An amendment of these Articles of Association shall be laid down in a notarial deed.

33.2	The Company may change its corporate form into a different legal form. A change of the corporate form shall require a resolution to change the corporate form adopted by the Shareholders’ Body, and a resolution to amend these Articles of Association. A change of the corporate form shall furthermore be subject to the relevant provisions of Book 2 of the Dutch Civil Code. A change of the corporate form shall not terminate the existence of the legal entity.

Article 34. Statutory Merger and Statutory Demerger.

34.1	The Company may enter into a statutory merger with one or more other legal entities. A merger resolution may only be adopted in conformity with a merger proposal prepared by the management boards of the merging legal entities. Within the Company, the merger resolution shall be adopted by the Shareholders’ Body. However, in the cases referred to in Section 2:331 of the Dutch Civil Code, the merger resolution may be adopted by the Management Board.

34.2	The Company may be a party in a statutory demerger. The term “demerger” shall include both split-up and spin-off. A demerger resolution may only be adopted in conformity with a demerger proposal to be prepared by the management boards of the parties to the demerger. Within the Company, the demerger resolution shall be adopted by the Shareholders’ Body. However, in the cases referred to in Section 2:334ff of the Dutch Civil Code, the demerger resolution may be adopted by the Management Board.

34.3	Statutory mergers and statutory demergers shall furthermore be subject to the relevant provisions of Book 2, Title 7, of the Dutch Civil Code.

Article 35. Dissolution and Liquidation.

35.1	The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

35.2	If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

35.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

35.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

35.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Article 36.

The first financial year of the Company shall end on the thirty-first day of December, two thousand and six (31 December 2006). This article shall cease to exist after the end of the first financial year.